Exhibit 10.1

EXECUTIVE SEPARATION AND GENERAL RELEASE AGREEMENT

This Executive Separation and General Release Agreement (“Agreement”) is made and entered into as of January 10, 2022 by and between RE/MAX, LLC, having offices at 5075 S. Syracuse Street, Denver, Colorado 80237-2712 (“Company”), and Adam Michael Contos (“Executive”) and shall be effective on the date it is signed by Executive (the “Effective Date”).

Company and Executive intend by this Agreement to settle all legal rights and obligations arising out of or resulting from their employment relationship and its termination and part amicably.

Now, therefore, Company and Executive agree as follows:

1.            Separation from Employment. Executive’s employment with Company will end no later than March 31, 2022 (the “Anticipated Separation Date”). However, Executive’s employment may end before the Anticipated Separation Date if Executive resigns or if Company terminates Executive’s employment. The actual date on which the employment relationship ends is the “Separation Date,” and the Separation Date will be no later than the Anticipated Separation Date. The period between the Effective Date and the Separation Date will be referred to as the “Transition Period.” On the Separation Date, the termination of Executive’s employment relationship with Company shall also constitute, as applicable, an automatic resignation of Executive: (a) as an officer of Company and each of its divisions, subsidiaries, parent companies (including, but not limited, to RMCO, LLC and RE/MAX Holdings, Inc. (“Holdings”)) (collectively with Company, the “Company Group”); (b) from the Board of Directors of Holdings (the “Board”); and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

2.            Duties and Benefits During the Transition Period; Separation Benefits: Prior to the Effective Date, Executive was an “at-will” employee and did not have the right to continued employment for any period of time including through the Anticipated Separation Date.

2.1.	During the Transition Period. Provided that Executive (i) has delivered to Company a fully executed original of this Agreement no later than January 102, 2022 (“Delivery Date”), and (ii) remains at all times in compliance with his promises and obligations under this Agreement:

a)	During the Transition Period, Executive will continue to act as the Chief Executive Officer of Company and of Holdings, and shall continue to perform the duties of such offices, including attending and speaking at the 2022 RE/MAX R4 convention so long as Executive is still employed on that date.

b)	Company will provide Executive the following payments and benefits (the “Transition Benefits”), in consideration of and in exchange for Executive’s execution of this Agreement:

i.	During the Transition Period, Executive will be paid Executive’s current full base salary at the annual rate of Seven Hundred Fifty Thousand Dollars ($750,000.00), i.e., Thirty-one Thousand Two Hundred Fifty Dollars ($31,250.00) semi-monthly, less applicable taxes and withholdings.

ii.	During the Transition Period, Executive shall continue to be eligible to participate in Company’s employee benefit programs in accordance with the terms of such programs, and Executive’s coverage under any such program that provides for coverage through the last day of the calendar month in which termination of employment occurs will continue through the last day of the calendar month during which the Separation Date occurs.

iii.	If Company pays a bonus to officers in Q1 2022 for the 2021 fiscal year, and so long as Executive does not resign and is not terminated for “Cause,” as defined below, before the Anticipated Separation Date and has complied with all terms of this Agreement, Executive will be paid a bonus for such fiscal year, subject to all federal, state, and local withholding requirements and deductions. The amount of the bonus will be calculated as follows:

A.	The portion of Executive’s bonus based upon Company financial metrics will be paid at the bonus level approved by the Compensation Committee of the Board (the “Compensation Committee”), if any such bonus for 2021 is paid at all; and

B.	The portion of Executive’s bonus based upon Executive’s strategic goals will be paid at the stretch (200% of target) level.

One half of the resulting amount will be paid in a cash lump sum, and one half of the resulting amount will be paid to Executive in shares of Class A Common Stock of Holdings (with the number of such shares to be based on the fair market value of such a share as determined at the time and in the manner prescribed by the Compensation Committee). Both the cash and stock amounts will be paid at the time that 2021 officer bonuses are paid by Company.

Executive acknowledges that, although employed during the Transition Period at a time when Company would customarily issue new annual grants of restricted stock units to employees and officers, Executive will not be eligible to receive and will not receive a new annual grant of restricted stock units or other equity or incentive compensation for any portion of 2022. In addition, Executive acknowledges that, except as explicitly provided in paragraph 2.3.b) below, he will not be eligible for any annual bonus or other short-term incentive compensation for 2022.

2.2.	Announcement of Separation. Within four (4) business days after the Delivery Date, Company will file the disclosure attached hereto as Exhibit A and the press release attached hereto as Exhibit B with the Securities and Exchange Commission (the “SEC”) announcing Executive’s entry into this Agreement, including Executive’s retention during the Transition Period and Executive’s subsequent separation from employment. Company may file this Agreement with the SEC at an appropriate time, as determined by Company and as required by law. Company will not file or make any other public written or verbal announcement concerning Executive’s separation of employment with Company that is inconsistent with Exhibits A or B without the advance written consent of Executive. If Company requests consent by Executive for statements concerning Executive’s separation from Company, Executive shall respond within three (3) business days and shall not withhold such consent unreasonably. Executive will not make any public statements about his separation of employment with Company that contain statements or information other than those contained in Exhibits A or B.

2.3.	After the Separation Date. Provided that Executive (i) delivered to Company a fully executed original of this Agreement by the Delivery Date; (ii) did not resign and is not terminated for Cause before the Anticipated Separation Date; (iii) signs and does not revoke the Release Agreement attached hereto as Exhibit C (the “Release Agreement”) on or after the Separation Date; and (iv) remains at all times in compliance with his promises and obligations under this Agreement, Company will provide Executive with the benefits described in paragraphs (a) - (h) below (the “Separation Benefits”).

a)	Executive will be entitled to receive separation pay in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (“Severance Pay”), less applicable tax and payroll withholding. Severance Pay shall be payable as salary continuation in substantially equal installments (prorated for any partial payroll period) payable on the Company’s regular payroll dates (each such payment, a “Separation Payment”) during the 24 months following the Separation Date (the “Severance Period”); provided, however, that the first such Separation Payment shall be made on the first payroll date following the expiration of the revocation period contained in the Release Agreement (such expiration date is referred to herein as the “Effective Release Date,” and such first payroll date is referred to herein as the “First Payment Date”)), and such Separation Payment shall include all other Separation Payments (or pro rata portion thereof), if any, that would have been paid on payroll dates occurring during the period beginning on the Separation Date and ending on the First Payment Date had the Separation Payments been paid on Company’s regularly scheduled payroll dates on or following the Separation Date.

b)	Company shall pay Executive an amount equal to $187,500 (which amount, Company and Executive agree is equivalent to one-quarter of the amount Executive would have been eligible to receive as an annual bonus for 2022, at the target level), less applicable tax and payroll withholding. One half of the resulting amount will be paid in a cash lump sum, and one half of the resulting amount will be paid to Executive in shares of Class A Common Stock of Holdings (with the number of such shares to be based on the fair market value of such a share as determined at the time and in the manner prescribed by the Compensation Committee). Both the cash and stock amounts shall be paid on the First Payment Date.

c)	During the portion, if any, of the eighteen (18)-month period following the Separation Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to Company within thirty (30) days following the date on which the applicable premium payment is due to be paid. Executive shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Reimbursement Period; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. In addition, if Executive is still receiving the continuation coverage described in this paragraph on the date that is eighteen (18) months after the Separation Date (the “COBRA Payment Trigger Date”), then, within thirty (30) days after the COBRA Payment Trigger Date, Company shall pay to Executive a lump-sum cash payment equal to the lesser of (A) the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code for the year in which the Separation Date occurs or (B) six (6) times the reimbursement amount Company paid to Executive for such coverage for the last month of the eighteen (18)-month period during which Executive received the continuation coverage described in this paragraph. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on Company or any other member of the Company Group, then Company and Executive shall negotiate in good faith to determine an alternative manner in which Company may provide substantially equivalent benefits to Executive without such adverse impact on Company or such other member of the Company Group.

d)	Effective on the Effective Release Date, Executive and Company will enter into the Assignment Agreement in the form attached hereto as Exhibit D.

e)	Effective on the Effective Release Date, Executive and Company will enter into the Sponsorship Agreement in the form attached hereto as Exhibit E.

f)	Effective on the Effective Release Date and provided that Executive and his spouse have executed and delivered to Company on or before such date the Real Estate Independent Contractor Agreement attached hereto as Exhibit F, then Company will execute and deliver to Executive and his Spouse such Real Estate Independent Contractor Agreement.

g)	With respect to Award Number 2020-125 of performance-based restricted stock units granted to Executive as of March 1, 2020 (the “2020 pRSU Award”) under Holdings’ 2013 Omnibus Incentive Plan, as amended (the “Plan”), all such restricted stock units shall be forfeited to Holdings on the Separation Date without any consideration to Executive; provided, however, that 12,607 of such restricted stock units that relate to a revenue performance metric shall be deemed vested as of the Separation Date and shall be settled (in accordance with the terms of the 2020 pRSU Award except as modified by this sentence) within 60 days after the Effective Release Date. With respect to Award Number 2021-REV-T1-001, 2021-REV-T2-001, 2021-REV-T3-001 of performance-based restricted stock units granted to Executive as of March 1, 2021 (the “2021 pRSU Award”) under the Plan, all such restricted stock units shall be forfeited to Holdings on the Separation Date without any consideration to Executive; provided, however, that 18,286 of such restricted stock units that relate to the First Performance Period (as defined in the 2021 pRSU Award, i.e., 2021-REV-T1-001 for calendar year 2021) shall be deemed vested as of the Separation Date and shall be settled (in accordance with the terms of the 2021 pRSU Award except as modified by this sentence) within 60 days after the Effective Release Date.

h)	During the Severance Period, Company will provide Executive complementary registration for him to attend the annual RE/MAX R4 convention and annual RE/MAX BOC, and shall provide Executive complementary hotel accommodations consistent with that provided to then-current executive officers (other than the then-current chief executive officer of Company and Holdings) and Company’s Expense and Business Travel Reimbursement Policy and the Executive Addendum thereto.

Executive specifically acknowledges and agrees that all 16,810 restricted stock units granted to Executive as of March 1, 2020 under the Plan that are not subject to a specific performance goal and all 20,135 restricted stock units granted to Executive as of March 1, 2021 under the Plan that are not subject to a specific performance goal shall be forfeited to Holdings on the Separation Date without any consideration to Executive.

For purposes of this Agreement, the term “Cause” shall have a meaning similar to that provided in the 2020 and 2021 pRSU Awards, which shall be as follows: in the determination of the Compensation Committee, Executive’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any member of the Company Group; (ii) dishonesty, intentional misconduct or material breach of any agreement with any member of the Company Group; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Executive’s eligibility for the Separation Benefits is part of the consideration for his execution of this Agreement and such Separation Benefits are not something Executive was otherwise eligible to receive.

2.4.	Payment of Severance Pay upon Executive’s Death. If Executive dies after becoming eligible for Severance Pay and executing the Release Agreement but before receipt of all of the Severance Pay, any unpaid amount of Severance Pay will be paid to Executive’s estate in one lump sum. All payments will be net of amounts withheld with respect to taxes, offsets, or other obligations.

2.5.	Offset. Company reserves the right and Executive hereby authorizes Company to reduce any amount of Severance Pay that is due and payable on or before March 15, 2023 by monies Executive owes to any member of the Company Group, in accordance with applicable law, including, without limitation, recovery of any overpayments by Company to Executive.

2.6.	Representations. Executive represents and warrants by signing the Release Agreement that Executive was permitted by all Company Group Members to take all leave to which Executive was entitled; Executive has been properly paid for all time worked while employed by any Company Group Member, including without limitation, any overtime and bonuses; and Executive has received all benefits to which Executive was or is entitled, including without limitation, the vesting of any restricted stock units to which he is entitled as of the Separation Date.

2.7.	Lockup Period. Executive hereby agrees that, without the prior written consent of Company’s Lead Independent Director, he will not, during the Transition Period and for a period of 90 days following the Separation Date, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock in Holdings beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by Executive or any other securities so owned convertible into or exercisable or exchangeable for common stock in Holdings or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock in Holdings, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock in Holdings or such other securities, in cash or otherwise.

2.8.	Indemnity Obligations. The Indemnification Agreement dated January 15, 2016 between Holdings and Executive (the “Indemnification Agreement”) is hereby incorporated by reference into this Agreement, shall remain in full force and legal effect and all of its provisions shall survive the terms of this Agreement and any releases or other language in contradiction to the terms of the Indemnification Agreement.

3.            Consideration: Executive acknowledges that the payments and/or benefits received under this Agreement and as a result of signing and not revoking the Release Agreement include payments and/or benefits which are in addition to those Executive normally would have received under any of Company’s programs, plans or policies but for the execution of this Agreement and signing and not revoking the Release Agreement. Executive also acknowledges that nothing in this Agreement or in the Release Agreement will require any member of the Company Group to continue any benefit or compensation program, plan or policy which it currently maintains for its employees, and each member of the Company Group may at any time modify, amend or discontinue any such program, plan or policy.

PLEASE READ CAREFULLY. THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

4.            Definition of Claims. For purposes of this Agreement, the term “Claim(s)” will include, but is not limited to, the following:

4.1.	any and all actions, causes of action, proceedings, demands, suits, grievances, debts, complaints, claims, liabilities, obligations, promises, agreements, controversies, losses, damages and expenses (including attorneys’ fees and other costs actually incurred), of any nature whatsoever.

4.2.	any action or claim under federal, state or local law, regulation or executive order, including, but not limited to, actions or claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Americans With Disabilities Act, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Family and Medical Leave Act, as amended; the National Labor Relations Act, as amended; the Genetic Information Nondiscrimination Act of 2008, as amended, and the Occupational Safety and Health Act of 1970, as amended, all corresponding state anti-discrimination statutes, codes, laws or ordinances.

4.3.	any action or claim for compensation, benefits, backpay, frontpay, defamation, reinstatement, wrongful discharge or demotion, failure to hire, promote or transfer, promissory estoppel, breach of contract or of an implied covenant of good faith and fair dealing, emotional distress, compensatory damages, punitive damages, attorneys’ fees, and/or loss of seniority; and any action or claim based on or related to a service letter.

5.            Release. To the fullest extent permitted by law, Executive, on his own behalf and on behalf of his heirs, assigns and successors, irrevocably and unconditionally releases Company and its divisions, subsidiaries, parent companies (including but not limited to RMCO, LLC, Holdings, and RIHI, Inc.), successors and affiliates and each of their former or current agents, stockholders, directors, officers, members, employees, members of the board of directors or managers or other governing body, customers, franchisees, regional owners of franchises, attorneys, third party investigators, third party accounting firms and all other persons acting by, through, under or in concert with any of them (the “Released Parties”) from any and all Claims, whether known or unknown, including, but not limited to, Claims made, to be made, or which might have been made from the beginning of time until the date on which Executive signed this Agreement.

To the maximum extent allowed by law, Executive waives the right to sue or initiate or participate in any action against the Released Parties individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute or regulation pertaining in any manner to the Claims. Executive also agrees that he will not seek or accept any further compensation from any Released Party for any other claimed damages, injury, costs or attorneys’ fees. However, Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the SEC or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. This Agreement does not limit Executive’s rights to receive an award for information provided to any Government Agencies from that agency, although it does prevent Executive from recovering any additional monies from the Released Parties.

This is intended to be a general release of all claims, so, to the extent Executive still possesses any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, Executive hereby assigns to Company all such claims.

5.1.	Executive warrants and represents that he has not filed and hereby agrees that he will not file any charge, claim, or complaint of any kind against the Released Parties. Executive shall not file against the Released Parties any charge, claim or complaint arising from or related to any acts or omissions by the Released Parties occurring prior to the date on which Executive executes this Agreement and seeking personal recovery or relief (“Personal Claim”). Executive shall defend and indemnify the Released Parties and hold the Released Parties harmless from and against any Personal Claim Executive files (including attorneys’ fees and costs). Nothing in this Agreement shall prohibit or is intended to prevent: (1) the parties to this Agreement from bringing an action to enforce the terms of this Agreement; (2) Executive from filing any claim for unemployment compensation or workers’ compensation; (3) Executive from filing a claim for benefits under a Company sponsored benefit plan covered by ERISA or a claim for indemnification under a Company or Holdings D&O liability insurance policy or Company’s or Holdings’ Bylaws; (4) Executive from filing a charge with the EEOC or the NLRB or other federal or state governmental agency, but Executive acknowledges that Executive has waived and released, and will not recover, any damages or monetary relief, including back pay, for Executive in connection with any administrative or judicial proceeding whether filed by Executive or on Executive’s behalf or for Executive’s benefit by any government agency, individual, or other party; or (5) Executive from participating in or cooperating with a governmental administrative investigation or proceeding. Notwithstanding the foregoing, this Agreement does not limit Executive’s right to receive a whistleblower reward or bounty for providing information to the SEC.

5.2.	Executive warrants and represents that he has not transferred or assigned any of the Claims being released herein.

5.3.	Executive further acknowledges and agrees that: (i) the payments and/or benefits provided to Executive pursuant to this Agreement represent full and complete satisfaction of any and all monetary and non-monetary Claims Executive has or might have against the Released Parties; and (ii) the provisions of this Agreement that refer to the Released Parties are for the benefit of each Released Party and may be enforced by each Released Party.

6.            Tax Liability. Except as otherwise required by applicable law, Executive agrees that Executive will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to Executive hereunder, and Executive hereby represents that Executive will pay any such taxes which may be due at the time and in the amount required. The members of the Company Group will have the right to deduct from any compensation payable to Executive under this Agreement all federal, state and local income taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required after the Effective Date. Executive agrees to indemnify, defend and hold the Company Group harmless from payment of any taxes (excluding federal and state unemployment taxes and the Company Group’s share of social security taxes), which any government agency determines should have been deducted from any consideration paid to Executive by the Company Group and which were not in fact withheld.

7.            Executive Cooperation. Executive agrees to cooperate with each member of the Company Group regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving any member of the Company Group that relates to matters within the knowledge or responsibility of Executive during Executive’s employment. Without limiting the foregoing, Executive agrees (i) to meet with Company’s designated representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party; and (iv) not to assist any adverse party or any adverse party’s representatives, except as may be required by law. This provision shall not prohibit Executive from participating in or cooperating with a governmental investigation. Company shall be responsible for expenses reasonably incurred by Executive in compliance with Company’s Expense and Business Travel Reimbursement Policy and the Executive Addendum thereto, in connection with the cooperation required in this paragraph.

8.            Restrictive Covenants.

8.1.	Confidentiality. In the course of Executive’s employment by Company, Executive has had access to and will continue to have access to Confidential Information (as defined below) of the members of the Company Group and their respective affiliates, subsidiaries, members, franchisees, agents, and sales associates. Executive agrees to maintain the strict confidentiality of all Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of or pertaining to any member of the Company Group in any form or medium including all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail) regardless of where the same may have been lodged including on any personal devices of Executive, including information and materials: generated by Executive or third parties; received by a member of the Company Group from third parties; concerning or pertaining to the Company Group or its business in any respect including information as to any Company Group member’s business practices, operations, prospects, franchisees and franchisee agreements; or legal information and advice. Confidential Information shall include, without limitation, information: protected by any and all non-disclosure agreements signed by Executive during employment; concerning claims against or by any member of the Company Group, legal issues and advice, or other information or communications acquired by Executive in Executive’s capacity as an employee of any member of the Company Group; regarding all education or training programs and materials developed by the Company Group or acquired from a third party (including but not limited to Momentum); contained in a Company Group member’s financial records; concerning regional, agent and franchise agreements, prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions planned or considered as of the Separation Date, concerning data and issues related to public filings, and concerning purchasing information and other business, marketing, sales, strategic and operational data of the Company Group and its franchisees. Confidential Information includes all other information and materials which are of a propriety or confidential nature, even if they are not marked as such. This provision shall survive indefinitely including in the event of any termination of this Agreement.

8.2.	Notice Under the Defend Trade Secrets Act of 2016. Company provides Executive with notice that 18 U.S.C. § 1833(b)(1) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or in any confidentiality agreement Executive has signed with a member of the Company Group, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive further understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement or in any confidentiality agreement Executive signed with a member of the Company Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

8.3.	Intellectual Property. Except as provided in the Assignment Agreement attached as Exhibit D, Executive recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Executive’s employment by any member of the Company Group, are the sole and exclusive property of the applicable member of the Company Group. Executive agrees not to assert any such rights against the Company Group or any third party. Executive agrees to assign, and hereby does assign, to Company all rights, if any, in or to such works or marks that may have accrued to Executive during Executive’s employment by any member of the Company Group. Following the Effective Date, upon Company’s reasonable request, and at Company’s sole cost and expense, Executive shall take such steps and actions, and provide such cooperation and assistance to the Company Group and their successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect such assignment.

8.4.	Agreement Not to Compete. For the Severance Period, Executive shall not, either directly or indirectly, accept employment or perform services on behalf of himself or for any individual or entity that in the United States or internationally: (a) competes with the Company Group in the areas of franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, mortgage lending, or mortgage brokerages; (b) has as a primary part of its business a website or mobile application designed for the display of real estate listing data, or lead generation or business development for franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages; or (c) competes with the Company Group in that it offers services or products offered by the Company Group as of the Separation Date (collectively, the “Company’s Business”). Notwithstanding the foregoing, Executive may perform coaching and/or consulting services on behalf of himself or for any individual or entity concerning general business advice and/or best practices but: (i) Executive shall not advise or consult in any way that is adverse to the Company Group or on the terms of any contract or relationship between such individual or entity and the Company Group, and (ii) coaching, advising or consulting for any individual or entity that in the United States or internationally engages in the Company Business is subject to the prior written approval of the Company, which approval shall not be unreasonably withheld. In addition, during the Severance Period, Executive may be employed by or consult with RE/MAX or Motto Mortgage franchisees, agents, loan originators, and/or team leaders or RE/MAX master franchisees (collectively “Affiliates”) but shall not advise or consult with Affiliates, for the benefit of the Affiliates, in any way that is adverse to the Company Group or on the terms of any contract or relationship between the Affiliates and the Company Group.

8.5.	Agreements Pertaining to Customers/Franchisees/Agents or Employees. For the Severance Period, Executive shall not, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any prospect active as of the Separation Date, franchisee, agent, or regional owner of a franchise to end their franchise or contract with any member of the Company Group or to enter into any service to Executive or any other business, organization, program or activity that competes with any of Company Group’s businesses. During the Severance Period, Executive shall not, directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by any member of the Company Group to end their employment with the Company Group or to provide services to Executive or any other business, organization, program or activity that directly competes with any business of the Company Group.

8.6.	Non-Disparagement. Executive agrees not to defame or disparage any member of the Company Group, their parent companies, subsidiaries, or affiliates, or any of their past, present or future partners, members, directors, accounting firms, third party investigators, attorneys, shareholders, officers, employees, franchisees or sales associates, agents, or family members of officers or directors. This provision shall not prohibit Executive from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Executive believes to be unlawful, or participating in or cooperating with a governmental investigation. This provision shall not be interpreted to require or encourage Executive to make any misrepresentations. In response to requests for references from prospective employers, Company will provide the dates of Executive’s employment and positions held.

Company agrees that the members of the Board and its executive officers (the “Covered Individuals”) will not defame or disparage Executive. This provision shall not prohibit the Company and the Covered Individuals from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Company or the Covered Individuals believe to be unlawful, or participating in or cooperating with a governmental investigation. This provision shall not be interpreted to require or encourage Company or the Covered Individuals to make any misrepresentations.

8.7.	Reasonableness of Restrictive Covenants. Executive acknowledges that the Restrictive Covenants in this Section 8 are necessary to protect the Company Group’s trade secrets. Executive acknowledges that the Company Group conducts their businesses throughout the United States and internationally, that the above restrictive covenants cannot be meaningfully restricted geographically, and that the covenants only reasonably restrict Executive from competing in any market – domestic or foreign – in which the Company Group conducts their business. Without altering the meaning of the foregoing covenants, both Company and Executive acknowledge that the above restrictive covenants do not prevent Executive from becoming employed in a similar position in a business that is not competitive with the Company Group’s businesses.

8.8.	Injunctive/Tolling/Other Relief/Enforceability by the Company Group. Any violation of any provision of this Section 8 shall constitute a material breach of this Agreement likely to cause irreparable harm to the Company Group. Therefore, any such breach or threatened breach by Executive shall give the Company Group the right to: (i) obtain specific performance through injunctive relief requiring Executive to comply with Executive’s obligations under this Agreement; (ii) suspend any Transition Benefits or Separation Benefits (except as would result in a violation of Section 409A (as defined below)) during the pendency of litigation brought to enforce this Agreement; (iii) recover any Separation Payments paid under this Agreement; and/or (iv) obtain any other relief or damages allowed by law. Any recovery of Separation Payments shall not void Executive’s release of claims or other obligations under this Agreement or the Release Agreement. If Executive is found to have breached the non-competition or non-solicitation provisions in this Agreement, the restricted period of that provision shall be tolled and start again upon the finding by a court that the provision was breached. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under this Section 8 and all other provisions in this Agreement that refer to the Company Group and shall be entitled to enforce such obligations and provisions as if a party hereto.

9.            Return of the Company Group’s Property. No later than the Separation Date, Executive shall return (and shall not retain any copies in any form) all Company Group documents, audio or video recordings, photographs, and information (including, without limitation, all Confidential Information, as defined in Section 8.1 above (collectively, “Company Group Information”), and any other information stored on personally owned or used computer hard drives, disks, thumb drives or other storage methods, such as cloud storage services, audio files, or video files or in any other form, and any vehicles, badges, Company Group credit cards, pagers, cell phones, laptops, iPads, computers, software, equipment or other property belonging to any member of the Company Group. On or before the Separation Date, Executive shall provide all passwords or other codes used while working for the Company Group. By signing the Release Agreement, Executive certifies that Executive has returned, by the date on which he signs the Release Agreement, to Company any and all Company Group intellectual property, financial information, and any other Company Group Information in Executive’s possession, and that Executive has returned and not retained any copies in any form of any Company Group intellectual property or financial information or other Company Group Information on Executive’s home computer or iPad, in a cloud storage service, on a personal e-mail account (“Personal Devices”), or in the possession of any person to whom Executive transmitted such information without a legitimate business purpose for doing so, or in any other form. Executive hereby agrees to work and cooperate with Company in good faith to ensure that all information of the Company Group is removed from the Personal Devices.

10.            Cessation of Employment Status. Executive agrees that, following the Separation Date, Executive will no longer represent or otherwise hold himself out to be a present employee of any member of the Company Group, either orally, in writing, or electronically, to any individual or entity, publicly via the internet or social media, or otherwise in any forum of any kind. Executive shall not use any of the Company Group’s trademarks in the promotion of his business endeavors. The Company Group will not provide office space to Executive after the Separation Date, and Executive will not, after the Separation Date, represent or otherwise hold out his place of business to be any of the Company Group’s office locations.

11.            Non-Admission. Executive agrees that this Agreement shall not be construed as an admission by Company or by any of the Released Parties of any liability or acts of wrongdoing or unlawful discrimination nor shall it be considered to be evidence of such liability, wrongdoing or unlawful discrimination.

12.            Entire Agreement. Except with respect to the Indemnification Agreement and the other exhibits attached hereto, both parties agree that this Agreement and its exhibits supersede any prior agreements, understandings, obligations or representations between the parties, oral or otherwise, pertaining to the subject matter of this Agreement, and that all such prior agreements, understandings, obligations or representations are null and void. Notwithstanding the foregoing, this Agreement will not in any way supersede nor terminate Executive’s agreements, understandings, obligations or representations pursuant to any prior confidentiality and/or proprietary information agreements in effect at the start of or during the employment relationship and all such agreements will remain in full force and effect. No representations, obligations, understandings, or agreements, oral or otherwise, exist between the parties except as expressly stated in this Agreement and its exhibits. This Agreement may be amended or terminated only by a written document signed by Executive and a duly authorized officer on behalf of Company.

13.            Governing Law; Venue; Waiver of Right to a Jury Trial and Class Action. This Agreement has been negotiated within the State of Colorado, and this Agreement will be governed by and construed according to the internal laws of the State of Colorado. In the event of any dispute between Executive and any Released Party, including any dispute concerning, arising out of, or otherwise in connection with this Agreement or the exhibits attached hereto, the exclusive venue in which such dispute shall be resolved will be the appropriate state or federal court located in the City and County of Denver, in the State of Colorado, to which all parties hereby consent to personal jurisdiction. WITH RESPECT TO ANY SUCH DISPUTE, EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AGREES TO WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL AND FURTHER AGREES THAT ALL SUCH DISPUTES WILL BE RESOLVED SOLELY BY A JUDGE. BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE EACH GIVING UP HIS/ITS RIGHT TO A JURY TRIAL. EXECUTIVE AND COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/ITS INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

14.            Consultation with Attorney. Executive is advised to consult with an attorney of Executive’s choice prior to executing this Agreement.

15.            Notices. Any notices or other written documents to be given to Company by Executive will be sent to Company (Attention: General Counsel) at the address set forth in the first paragraph of this Agreement with copies by e-mail to ascoville@remax.com and legal@remax.com. Any notices or other written documents to be given to Executive by Company will be sent to Executive at Executive’s address, and with a copy by e-mail, both as specified in Exhibit G.

16.            Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, illegal, or unenforceable, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or application. The parties acknowledge and agree that, if any court determines that any covenant or obligation of this Agreement is excessive in duration or scope, unreasonable, or unenforceable, the court may modify or amend that covenant or obligation to render it enforceable to the maximum extent permitted under the law.

17.            Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the rules thereunder (“Section 409A”) or an exemption under Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. For purposes of Section 409A, each installment payment and other payment or benefit provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. To the extent that the Compensation Committee determines that this Agreement or any Separation Benefit or other payment or benefit provided under this Agreement may not be exempt from Section 409A, then, if Executive is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Compensation Committee, at a time when Executive becomes eligible for payment upon Executive’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such payment will be delayed until the earlier of: (a) the date that is six months following Executive’s separation from service and (b) Executive’s death. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

18.            Section Headings. The section headings used in this Agreement have been inserted for ease of reference only, and are not to be used in interpreting this Agreement or in determining any of the rights or obligations of either Company or Executive.

EXECUTIVE ACKNOWLEDGES (1) THAT HE HAS CAREFULLY READ THIS ENTIRE AGREEMENT AND THAT HE FULLY UNDERSTANDS ITS CONTENTS AND CONSEQUENCES, (2) THAT HE HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT, (3) THAT HE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH ANY PERSON OF EXECUTIVE’S OWN CHOICE, (4) THAT HE FULLY UNDERSTANDS THE MEANING AND CONSEQUENCES OF THIS AGREEMENT, AND (5) THAT HE SIGNS THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT ANY COERCION, AND WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES FROM ANY AND ALL PAST, PRESENT, AND FUTURE CLAIMS AND THEIR EFFECTS.

[SIGNATURE PAGE FOLLOWS]

ACCEPTED AND AGREED TO BY EXECUTIVE:

Executed January 10, 2022

Date

/s/ Adam Michael Contos
Adam Michael Contos

ACCEPTED AND AGREED TO BY COMPANY:

Executed January 10, 2022

Date

RE/MAX, LLC

By:	/s/ Roger Dow

Name:	Roger Dow

Title:	Lead Independent Director, RE/MAX Holdings, Inc. as authorized by the Board of Directors